Exhibit 10.2

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (“Agreement”) is made as of the 19th day of March, 2014 (the “Effective Date”) by and between Cypress Properties I, LLC, a South Carolina limited liability company, Cypress Properties II, LLC, a South Carolina limited liability company and M & T Enterprises, Inc., a South Carolina corporation (collectively, and joint and severally, the “Seller”) and Wheeler Interests, LLC, a Virginia limited liability company, (“Purchaser”).

RECITALS:

Seller owns certain real property and the shopping center and other improvements thereon located at 3720 Boiling Springs Road, Boiling Springs, Spartanburg County, South Carolina as more particularly described on Exhibit A attached hereto, together with all improvements thereon and all appurtenant hereditaments, tenements, easements, rights, leases, rents, profits and issues (collectively, the “Property”), the same being more commonly known as “Cypress Shopping Center”.

Purchaser acknowledges Seller sold to McDonald’s Corp. approximately one (1) acre of the Property and Seller also sold tap map parcel #2-44-01-021.02 to the franchisee of the Verizon and the UPS Store and as a term and condition thereof, McDonald’s and the owner of tax map parcel #2-44-01-021.02 will be granted certain rights and easements for the use of the property owned by Cypress Properties I, LLC largely consistent with the rights and privileges granted by Cypress Properties I, LLC to the properties owned by Cypress Properties II, LLC by execution and delivery of a Third Amendment to Declaration of Easements and Restrictive Covenants which will provide McDonald’s and the owner of tax map parcel #2-44-01-021.02 access easements and enforce against Seller certain maintenance obligations as contained in the original Declaration.”

Seller has agreed to sell and Purchaser has agreed to purchase the Property in accordance with and subject to the terms and conditions of this Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which is acknowledged, the parties agree as follows:

1.	BASIC PROVISIONS

The following words and phrases are defined for subsequent use in this Agreement:

1.1.	Broker.	Palmstar Global, LLC (Purchaser’s Agent)
NAI Earle Furman, LLC (Seller’s Agent)

Closing. The consummation of the transaction contemplated by this Agreement which shall occur, if at all, on the later of (i) the twenty-fifth (25th) day after the expiration of the Inspection Period, or (ii) thirty (30) days after approval of the Defeasance by Seller’s lender, or such other date as may be mutually agreed upon in writing by Seller and Purchaser, provided that all Conditions (defined below) have been satisfied or waived in writing by Purchaser, and shall occur at or through the offices of the Title Company (defined below). The date the Closing occurs is herein referred to as the “Closing Date.”

1.2. Commitment. A commitment for an ALTA Form B (if available) owner’s policy of title insurance with respect to the Property in the amount of the Purchase Price committing the Title Company to insure Purchaser as the fee simple owner of the Property, without standard exceptions and subject only to the Permitted Exceptions (defined below).

1.3. Conditions. The conditions precedent to Purchaser’s obligation to purchase the Property, which conditions are as follows:

(i) Physical Review Condition. Purchaser’s satisfaction in its sole and absolute discretion, with (a) all physical aspects of the Property, including, but not limited to, its environmental condition, structural condition, the condition of the roof and the HVAC system and the condition of all parking, drive, walkway and landscaped areas and off-site improvements, if any, appurtenant thereto and (b) the revenue generated or to be generated from the Property and the expenses incurred and to be incurred in the operation and maintenance of the Property and the expenses incurred and to be incurred in the operation and maintenance of the Property.

None of the above or below withstanding, the Purchaser’s objection to the Physical Review Condition shall expire on the same date the Inspection Period expires.

(ii) Title Condition. Purchaser’s satisfaction with the state of title to the Property in accordance with Section 3.8 below.

None of the above or below withstanding, the Purchaser’s objection to the Title Condition shall expire on the same date the Inspection Period expires.

(iii) Estoppel Condition. Seller providing to Purchaser “acceptable estoppel letters” (defined below) from all of the Major Tenants (as defined below) and tenants under Leases covering 80% of the square foot area of the Property leased, excluding the rentable area leased to the Major Tenants. For purposes hereof, an “acceptable estoppel letter” shall be deemed to be an estoppel letter (A) on the form attached hereto as Exhibit F and incorporated herein by reference (or the form, if any, required by Purchaser’s lender, or the forms otherwise required under the applicable tenant Lease or the form routinely used by the Tenant (defined below)), (B) dated no earlier than seventy five (75) days prior to the first anticipated Closing date, (C) which does not allege any default under the applicable Lease by the landlord thereunder and which does not set forth information therein which is materially and adversely different than the information set forth in the copies of the respective Leases supplied to Purchaser for review and Seller’s representations and warranties set forth in this Agreement.

(iv) SNDA Condition. Seller providing to Purchaser a subordination, non-disturbance and attornment agreement (“SNDA”) in the form required by any lender to Purchaser or as otherwise annexed to such tenant’s Lease from each Major Tenant, and any other tenant for whom a lender requires it or whose Lease (or memorandum thereof) (a) is recorded; (b) contains an option or right of such tenant to purchase the property of which its space is a part; or (c) provides that subordination of the Lease to a mortgage is conditioned thereupon,.

(v) Lease Renewal Condition. Each of Cashwell and Ultra Tan shall have renewed their respective Lease at the Property for a minimum term of 5 years each and at a minimum rental of $18.51 psf NNN for Cashwell and $12.34 psf NNN for Ultra Tan (the “Renewal Leases”). All (A) brokerage commissions and fees relating to such

Renewal Leases, (B) expenses incurred for repairs, improvements, equipment, painting, decorating, partitioning and other items to satisfy the tenant’s requirements with regard to such Renewal Leases, and (C) reimbursements to the tenant for the cost of any of the items described in the preceding clause (B) (collectively, “Leasing Expenses”) shall be the responsibility of Seller and paid for in full prior to or at Closing or the balance thereof credited to Purchaser at Closing.

(vi) Loan Condition. Purchaser shall make an application to a lender of Purchaser’s choice for a loan upon terms and in an amount which shall be to the complete subjective satisfaction of Purchaser, such loan application shall have been accepted by the lender of Purchaser’s choice, and such lender shall have given final approval of such loan, all loan conditions shall be met, and such loan shall be fully funded at closing.

(vii) REA Estoppel Condition. Seller shall use commercially reasonable efforts to deliver to Purchaser, prior to Closing, duly executed originals of estoppel certificates (“REA Estoppel”) from all parties subject to any Reciprocal Easement Agreement or Easement with Covenants and Restrictions (the “Restrictive Agreement”), if any, in the form attached hereto as Exhibit “F-1”, by which the parties to the Restrictive Agreement shall certify that the Restrictive Agreement is in full force and effect, has not been assigned, modified or amended in any way, and to the best knowledge of the party giving the estoppel, the Seller is not in default under the applicable instrument and all amounts, if any, owing under the Restrictive Agreement have been paid in full by Seller.

1.4. Contracts. All of those contracts, if any, between Seller and/or its manager, on the one hand, and service and/or materials providers, on the other hand, which contracts relate to the operation and maintenance of the Property and all of which are identified on Exhibit B attached hereto and incorporated herein by reference.

1.5. Deposit. Seventy Five Thousand and 00/100 Dollars ($75,000.00).

1.6. Delivery Date. The date on which the Seller delivers to the Purchaser the Seller’s Documents.

1.7. Inspection Period. The period commencing on the Delivery Date (but in no event commencing before the Effective Date), and concluding at 11:59 p.m. eastern time 35 days after the Delivery Date.

1.8. Lease or Leases. As the context dictates, individually or collectively, a lease, license, or other written permission to occupy the Property, true, accurate and complete copies of which shall be delivered to Purchaser, if not sooner, together with Seller’s Documents.

1.9. Material Adverse Change. A material adverse change shall be defined as (i) a change of five percent (5%) or greater in the gross revenue generated (excluding the Subway space) for calendar year 2013 from the Property; (ii) a change of five percent (5%) or greater in the expenses to be incurred in operating the Property; (iii) any tenants cease operating from the Property or terminate their Leases or the announcement by any Major Tenant that it shall be ceasing operations at the Property, that it intends to cease its operations at the Property or that it has or intends to file for bankruptcy protection from its creditors; or (iv) any material change in the physical condition of the Property.

1.10. Major Tenant. Bi-Lo and Dollar General and any other tenant under a Lease for 2,500 square feet or more of premises within the Property.

1.11. Permitted Exceptions. The encumbrances or exceptions to title shown in the Commitment to which Purchaser does not object pursuant to the terms hereof or which are otherwise allowed pursuant to this Agreement or which with Purchaser’s consent are waived and accepted or insured over. The Permitted Exceptions shall not include the so-called “standard exceptions” nor any exceptions securing liquidated amounts such as liens and mortgage financing, but the same shall include (i) liens for real estate taxes and assessments which are not yet due and payable, (ii) any liens, claims, restrictions, encumbrances or other exceptions to title to the Property which are solely or primarily caused by, or are solely or primarily the result of, any acts or omissions of Purchaser, anyone claiming by, through or under Purchaser or any of their respective affiliates, related parties, agents, employees or representatives, (iii) the Leases including, without limitation, any new Leases entered into after the date hereof in accordance with, and as permitted under, this Agreement, and any memorandums of lease or similar instruments related thereto; and (iv) any matters of title, including any instrument of record affecting the Property, set forth in the Commitment which are not timely objected to by Purchaser in accordance with Section 3.7 below. Existing known exceptions are attached as Exhibit G, but in no event shall the existing known exceptions be considered accepted Permitted Exceptions unless the known exceptions are approved pursuant to the terms of this Agreement

1.12. Personal Property. Those items, if any, listed on Exhibit C attached hereto and incorporated herein by reference, located upon the Property and/or used in connection therewith and owned by Seller.

1.13. Purchase Price. $8,300,000.

1.14. Rent Roll. The rent roll attached hereto as Exhibit D and incorporated herein by reference.

1.15. Representations. The representations and warranties as set forth in Section 6 below.

1.16. Seller Debts. The debts, liabilities, taxes, obligations and claims for which Seller is liable and shall include (a) all payments and benefits to past and/or present employees of Seller in connection with the business being conducted on or from the Property as may have accrued through Closing, (including, but not limited to, salaries, wages, commissions, bonuses, vacation pay, health and welfare contributions, pensions, profit sharing, severance or termination pay, or any other form of compensation or fringe benefit), (b) obligations of Seller under any Leases or occupancy agreements, unless specifically assumed by Purchaser, and (c) obligations of Seller under the Contracts accruing prior to Closing. Seller shall be fully responsible for and shall indemnify, defend and hold Purchaser harmless with respect to all operations of Seller’s business from the Property prior to Closing. Purchaser shall be fully responsible for and shall indemnify and hold Seller harmless with respect to all operations of Purchaser’s business from the Property after Closing.

1.17. Seller’s Documents. All of the documents and other instruments listed on Exhibit E attached hereto and incorporated herein by reference.

1.18. Title Company. Devine Title Agency, Inc., 2721 Devine Street, Columbia, South Carolina 29205 Attn: Wesley Graybill, Phone: 803.404.5703, E-mailwgraybill@givlawfirm.com, will provide the title commitment. Graybill, Lansche & Vinzani, LLC, 2721 Devine street, Columbia, South Carolina 29205, Attn: Wesley Graybill, Phone: 803.404.5703, E-mail: wgraybill@givlawfirm.com, will act as “Escrow Agent” hereunder.

2.	PURCHASE AND SALE; DEPOSIT

2.1 Subject to the terms and conditions herein, Seller agrees to sell and Purchaser agrees to purchase the Property for the Purchase Price. Within one (1) business day after the expiration of the Inspection Period, provided that Purchaser has confirmed its intention to waive its rights to terminate this Agreement, Purchaser shall deposit the Deposit in escrow with the Escrow Agent. In the event of Closing, the Deposit shall be delivered to Seller and shall be applied as a credit against the Purchase Price. The Deposit shall be held in an interest bearing account with a federally insured financial institution reasonably acceptable to Purchaser and all interest earned thereon shall be deemed to be a portion of the Deposit. If this Agreement is terminated, the Deposit shall be refunded to Purchaser or delivered to Seller as provided for herein.

2.2	The Escrow Agent shall be subject to the following terms and conditions and no others:

(A) The duties and obligations of the Escrow Agent shall be determined solely by the express provisions of this Agreement and no implied duties and obligations shall be read into this Agreement against the Escrow Agent. Escrow Agent shall be entitled to rely, and shall not be subject to any liability in acting in reliance, upon any joint writing furnished to the Escrow Agent by Purchaser and Seller and shall be entitled to treat as genuine the document it purports to be, including any such letter, paper or other document furnished to the Escrow Agent in connection with this Agreement.

(B) In the event of any disagreement between Purchaser and Seller resulting in adverse claims and demands being made in connection with or against the funds held in the escrow created hereby, the Escrow Agent shall refuse to comply with the claims and demands of either party until such disagreement is finally resolved, either by Purchaser and Seller, as evidenced by a joint writing reflective thereof delivered to the Escrow Agent pursuant to subparagraph (A) above, or by a court of competent jurisdiction (in proceedings which the Escrow Agent or any other party may initiate, it being understood and agreed by Purchaser and Seller that the Escrow Agent has the authority (but no obligation) to initiate such proceedings).

(C) In the event of a termination of this Agreement by either Seller or Purchaser as permitted by the terms of this Agreement, the Escrow Agent is authorized and directed by Seller and Purchaser to deliver the Deposit to the party entitled to same pursuant to the terms hereof no sooner than the fifth(5th) day and no later than the tenth (10th) day following (i) receipt by the Escrow Agent and the non-terminating party of a written notice of termination delivered in accordance with this Agreement from the terminating party (a “Termination Notice”), which Termination Notice shall state on its face which party the terminating party believes is entitled to receive the Deposit, and (ii) receipt of evidence satisfactory to the Escrow Agent that the non-terminating party has in fact received a copy of such Termination Notice in accordance with the notice provisions of this Agreement, provided that, if within five (5) Business Days after Escrow Agent’s receipt of such Termination Notice, the non-terminating party hereto notifies the Escrow Agent in writing, with a copy delivered to the terminating party in accordance with the notice provisions set forth herein that it disputes the disbursement of the Deposit as proposed in the Termination Notice (which notice shall state the factual and legal basis for such dispute with reasonable specificity), then the provisions of Section 2.2(B), above, shall apply. For purposes of the immediately preceding parenthetical, Escrow Agent shall not be required to inquire into the merits of any claimed dispute or disagreement, but may accept a mere statement of its existence as grounds to act in accordance with this Section 2.2(C). In such event, the Escrow Agent shall either continue to hold the Deposit or may interplead the Deposit into a court of competent jurisdiction until such dispute is resolved, as more specifically provided in Section 2.2(B) above. All attorney’s fees and costs of the Escrow Agent incurred in connection with such dispute or interpleader shall be assessed against the party that is not awarded the Deposit, or if the Deposit is distributed in part to both parties, then in the inverse proportion of such distribution. Notwithstanding the foregoing, in the event Purchaser delivers a Termination Notice on or prior to the expiration of the Inspection Period, Escrow Agent shall return the Deposit to the Purchaser prior to the close of the next business day following delivery of such Termination Notice.

(D) If this escrow shall be involved in any litigation or controversy, the parties hereto shall severally hold the Escrow Agent free and harmless against any cost or expense that may be suffered by it by reason of such litigation or controversy, other than due to its breach of the express provisions of this Agreement, negligence or malfeasance. All such costs and expenses shall be paid by the party who does not prevail in such litigation. In addition, the party who prevails shall be indemnified against any cost or expense, including reasonable attorneys’ fees (both at trial and on appeal), and replacement of any depletion in the escrow funds, if such funds are ultimately to be paid to the prevailing party. This provision shall survive any termination of this Agreement.

(E) The Escrow Agent, in its capacity as Escrow Agent, is not to be held liable for the sufficiency or correctness of the form, manner of execution or validity of any instrument that might be deposited into the escrow, nor as to the identity, authority or rights of any person executing the same, nor the failure of any other party to comply with any provisions of any agreement or other instrument filed herein, and its duties hereunder shall be limited to the safekeeping of the money, instruments, or other documents received by it, and for the disposition of the same in accordance with the provisions of this Agreement, and for the discharge of its obligations specified in this Section.

3.	INSPECTION OF PROPERTY; CONDITIONS.

3.1. Purchaser’s obligation to purchase the Property is expressly conditioned upon Purchaser’s satisfaction with or waiver in writing of each of the Conditions within the timeframes stated throughout this Agreement. Purchaser shall pay all costs associated with the Conditions, except as otherwise stated herein.

3.2. Within three(3) business days after the Effective Date, Seller shall deliver to Purchaser true, accurate and complete copies of all of Seller’s Documents. In addition, Seller shall make all of its documents, books, records and other information related to the Property, however stored or maintained, available to Purchaser for Purchaser’s review at Seller’s offices or Seller’s accountant’s offices during business hours and upon reasonable notice.

3.3. Following the Effective Date, Purchaser may make such investigations as it shall deem relevant in order to satisfy the Conditions. Such investigations may be conducted by Purchaser or its designees, including lawyers, engineers, accountants, architects, agents, consultants, or employees. For the duration of this Agreement, Purchaser and its designees have the right and license to enter upon the Property during normal business hours and upon reasonable notice to Seller or its designated agents, and to conduct such tests, studies, audits and investigations thereon as Purchaser shall reasonably desire, and meet with and interview tenants at the Property and contact tenants regional and corporate headquarters. Purchaser shall indemnify Seller against any loss, liability, or expense resulting from Purchaser’s entry upon the Property. Purchaser shall restore any damage caused by Purchaser’s entry upon the Property to substantially the condition existing immediately prior to such entry. The provisions of the foregoing sentence shall survive the termination of this Agreement.

3.4. Purchaser shall have the right at any time prior to the end of the Inspection Period to terminate this Agreement, for any reason or no reason at all, in which event (i) this Agreement shall terminate and be of no further force or effect, (ii) the Deposit shall be returned to Purchaser, and (iii) neither party shall have any further liability or obligation hereunder. Notwithstanding anything in Section 13 below to the contrary, any notice delivered pursuant to this Section 3.4 shall be deemed effective when sent by email to the party to whom it is addressed and its counsel. In the event Purchaser does not, prior to the end of the Inspection Period, notify Seller in writing of the waiver of its right to terminate this Agreement pursuant to its review of the items as set forth in this Section 3.4, this Agreement shall automatically terminate without requirement of further action on the part of Purchaser or Seller. In the event of such termination, Purchaser shall immediately return to Seller any documents, plans, studies or other materials related to the Property that were provided by Seller to Purchaser, and so long as Purchaser is not in default hereunder, the Deposit shall be refunded to Purchaser and neither party shall have any further liability or obligations to the other.

3.5. Seller shall use its best efforts to satisfy the Estoppel Condition no sooner than the date 75 days and no later than ten (10) days prior to the anticipated date set for Closing, failing of which, Purchaser shall thereafter have the right to terminate this Agreement upon notice to Seller. Notwithstanding the foregoing, Purchaser shall have the right but not the obligation to seek to satisfy the Estoppel Condition for and on behalf of Seller and Seller shall cooperate with Purchaser in connection therewith. In the event that Purchaser so chooses but is unable to satisfy the Estoppel Condition within the time period set forth above, then Purchaser shall have the right to terminate this Agreement, upon notice to Seller. Notwithstanding anything in Section 13 below to the contrary, any notice delivered pursuant to this Section 3.5 shall be deemed effective when sent by email to the party to whom it is addressed and its counsel. If Purchaser terminates the Agreement pursuant to this paragraph, then (i) this Agreement shall terminate and be of no further force or effect, (ii) the Deposit shall be returned to Purchaser, and (iii) neither party shall have any further liability or obligation hereunder.

3.6. Seller shall use its best efforts to satisfy the SNDA Condition at least ten (10) days prior to the first anticipated date set for Closing. In the event that the SNDA Condition is not satisfied on or prior to the Closing Date scheduled in Section 1.2 above, Purchaser shall thereafter have the right to terminate this Agreement upon notice to Seller. Notwithstanding the foregoing, Purchaser shall have the right but not the obligation to seek to satisfy the SNDA Condition for and on behalf of Seller and Seller shall cooperate with Purchaser in connection therewith. In the event that Purchaser so chooses but is unable to satisfy the SNDA Condition within the time period set forth above, then Purchaser shall have the right to terminate this Agreement, upon notice to Seller. Notwithstanding anything in Section 13 below to the contrary, any notice delivered pursuant to this Section 3.6 shall be deemed effective when sent by email to the party to whom it is addressed and its counsel. If Purchaser terminates the Agreement pursuant to this paragraph, then (i) this Agreement shall terminate and be of no further force or effect, (ii) the Deposit shall be returned to Purchaser, and (iii) neither party shall have any further liability or obligation hereunder.

3.7. Seller shall use its best efforts to satisfy the Lease Renewal Condition prior to the expiration of the Inspection Period. In the event that the Lease Renewal Condition is not satisfied on or prior to the Closing Date scheduled in Section 1.2 above, Purchaser shall thereafter have the right to terminate this Agreement upon notice to Seller. Notwithstanding anything in Section 13 below to the contrary, any notice delivered pursuant to this Section 3.7 shall be deemed effective when sent by email to the party to whom it is addressed and its counsel. If Purchaser terminates the Agreement pursuant to this paragraph, then (i) this Agreement shall terminate and be of no further force or effect, (ii) the Deposit shall be returned to Purchaser, and (iii) Seller shall reimburse any out of pocket expenses, including without limitation any reasonable attorney’s fees, that are incurred by Purchaser pursuant to its attempt to purchase this Property up to a maximum of Fifty Thousand and 00/100 Dollars ($50,000.00).

3.8. Purchaser, at its sole cost and expense, shall have the right to obtain a survey and owners title commitment of the Property (the “Survey” and “Commitment”). Purchaser shall have the right, prior to the expiration of the Inspection Period(the “Title Objection Date”) to review the Commitment and the Survey and to notify Seller of any objections to the state of title to the Property and/or objections to items shown on the Survey. If there are any liens or encumbrances against the Property securing liquidated amounts, Seller shall pay and discharge the same at or before Closing regardless of the delivery of any notice by Purchaser pursuant to this Section 3.8 or not. Seller shall use its good faith efforts to remedy any such objections and shall have ten (10)days from its receipt of any such notice to notify Purchaser of its proposed cure for each objection and to provide Purchaser with a revised Commitment evidencing that such objections have been remedied and/or insured over in a manner satisfactory to Purchaser in its sole and absolute discretion. If Seller fails timely to provide such notice, Purchaser shall have the right: (a) to accept such objections as Permitted Exceptions to title to the Property, or (b) to terminate this Agreement upon notice to Seller, in which event (i) this Agreement shall terminate and be of no further force or effect, (ii) the Deposit shall be returned to Purchaser, and (iii) neither party shall have any further liability or obligation hereunder. Seller shall comply with all requirements set forth in the Commitment (including those relating to issuance of the owners policy of title insurance without standard exceptions) and it shall be a condition precedent to Purchaser’s obligations hereunder that the Title Company hand mark the Commitment or provide Purchaser with a Pro Forma title policy as an effective ALTA owner’s policy of title insurance in the amount of the Purchase Price, effective at and as of the time of Closing, naming Purchaser as the insured thereunder and being subject only to the Permitted Exceptions. Notwithstanding anything in Section 13 below to the contrary, notices delivered pursuant to this Section 3.8 shall be deemed effective when sent by email to the party to whom it is addressed and its counsel.

3.9. Purchaser shall use its best efforts to satisfy the Loan Condition by the Closing Date, failing of which, Purchaser shall thereafter have the right to terminate this Agreement upon notice to Seller. Notwithstanding anything in Section 13 below to the contrary, any notice delivered pursuant to this Section 3.9 shall be deemed effective when sent by email to the party to whom it is addressed and its counsel. If Purchaser terminates the Agreement pursuant to this paragraph, then (i) this Agreement shall terminate and be of no further force or effect, and (ii) the Deposit shall be paid to Seller.

4.	CURRENT OPERATIONS

4.1. From the Effective Date until the Closing or earlier termination of this Agreement Seller shall not (i) enter into, modify, or terminate any lease, agreement and/or contract affecting the Property (other than the Renewal Leases),or (ii) permit any Lease to terminate earlier than the scheduled lease expiration date or be terminated, without Purchaser’s consent, which consent may be granted or denied in Purchaser’s sole discretion. No rents or deposits with respect to the Property are or on the Closing date will be held by Seller, except security deposits and prepaid rents for the current month. Seller represents and warrants that at Closing, there will be no commissions or other fees payable to any person or entity on the rentals collected or to be collected under the Leases. Seller shall be responsible for payment of all Leasing Expenses associated with any Leases in existence as of the Closing; provided, however, Seller shall not be obligated to pay any commissions payable with respect to lease renewals, extensions or expansions which become effective after the Closing Seller shall provide a list of all commissions schedules which may be incurred after Closing, and warrants such list to be a complete list of commissions.

4.2. From the Effective Date until the Closing or earlier termination of this Agreement Seller shall conduct the business of the Property in the ordinary course, and will not:(i) transferor convey the Property or any interest in Seller, or enter into any agreement to do so; (ii) create or agree to any easements, liens, mortgages, encumbrances or other interests that would affect the Property or Seller’s ability to comply with this Agreement; (iii) enter into any contracts or commitments regarding the Property;(iv) fail to maintain and repair the Property in at least the manner that Seller has done previously; (v) change Seller’s existing policies of public liability and hazard and extended coverage insurance insuring the Property; (vi) fail to comply promptly with any notices of violation of laws or municipal ordinances, regulations, orders or requirements of departments of housing, building, fire, labor, health, or other state, city or municipal departments or other governmental authorities having jurisdiction against or affecting the Property or the use or operation thereof; or (vii) terminate any tax appeals, condemnation awards proceedings, insurance settlement negotiations or proceedings, zoning changes, public roadway and/or traffic realignment negotiations with public authorities or the like, and/or storm water management agreements, and the like benefiting the Property.

4.3. Seller shall promptly deliver to Purchaser copies of any written communications (including e-mails, letters, invoices and the like) sent by Seller to, or received by Seller from, any tenants of the Property or service or materials providers to the Property, or the municipality with authority over the Property or Seller, including any taxing authority, sent or received from and after the Effective Date up through the Closing.

4.4 Seller will not sell or otherwise dispose of or remove any fixtures, mechanical equipment or any other item included within the Property. Seller will comply with each and every material undertaking, covenant and obligation of the landlord under the Leases. Seller shall maintain or cause to be maintained the Property, and to the extent required under the Leases, including all plumbing, heating, ventilating, air conditioning and other mechanical and electrical systems contained in the Improvements, in good order and repair, reasonable wear and tear excepted. Seller will pay or cause to be paid all debts, taxes, fees, assessments, commissions, and other obligations related to the use and ownership of the Property up to the date of Closing, except for those items for which proration is agreed upon in accordance with the provisions of hereof.

5.	CLOSING.

5.1. Condition to Closing. The Closing shall occur on the date set for Closing in Section 1.2 above. Notwithstanding anything herein contained to the contrary, in the event that there has been any Material Adverse Change during the period between the date Purchaser notified Seller of its satisfaction with the Physical/Financial Review Condition and the date of Closing, Purchaser shall have the right, upon notice thereof to Seller on or prior to Closing, to terminate this Agreement and thereupon to receive an immediate refund of the Deposit and neither party shall thereafter have any further liability or obligation hereunder except for such liabilities and obligations that are expressly stated herein to survive termination of this Agreement.

None of the above withstanding, Purchaser acknowledges the Property is subject to a note and mortgage which prohibits pre-payment and requires Seller to comply with a defeasance provision contained in said note and mortgage whereby the release of the mortgage lien can only be accomplished through the purchase and substitution of collateral. Purchaser further acknowledges that the procedure and obligations of the Seller are set forth in the aforesaid note and mortgage and Seller shall, upon the expiration of any contingencies or Inspection Period under this Agreement, act reasonably, in good faith and diligently pursue the process of obtaining a release of the Property from the mortgage but Seller does not represent or warrant that the process would be completed on or before the scheduled Closing Date. In the event that the Seller is unable to obtain a release of the Property from the mortgage and security instruments on or before the scheduled Closing Date, then, in that event, the Closing Date shall be extended automatically until five days after the date that the defeasance is consummated; provided, however, Closing shall occur on or before June 15, 2014. In the event that the loan defeasance approval by Seller’s lender has not occurred by June 15, 2014, and provided that Purchaser is not in breach under this Agreement, then Purchaser may terminate this Agreement, the deposit shall be returned to Purchaser, and Seller shall reimburse any out of pocket expenses, including without limitation any reasonable attorney’s fees, that are incurred by Purchaser pursuant to its attempt to purchase this Property up to a maximum of Fifty Thousand and 00/100 Dollars ($50,000.00).

5.2. Purchaser’s Deliveries. At the Closing, Purchaser shall cause to be delivered to Seller in care of the Title Company, via federal wire transfer of funds the Purchase Price, as adjusted by the adjustments set forth below. Purchaser shall assume all of the landlord’s obligations under the Leases relating to periods subsequent to Closing including the obligation to refund security deposits of tenants of the Property but only as to those security deposits, together with interest thereon, for which Purchaser receives credit at the Closing against the Purchase Price, but excluding any landlord obligations set forth in any oral or side agreements between any tenant and Seller or any prior owner of the Property unless the same were disclosed in writing to Purchaser at the time of delivery of copies of the Leases to Purchaser and Seller shall indemnify, defend and hold Purchaser harmless of and from any loss, cost, liability or expense incurred by Purchaser on account of any such oral or side agreements. Purchaser shall not assume any obligations under the Leases for claims or suits of tenants asserted arising from the conduct of Seller or from events occurring prior to the Closing. Purchaser shall have no liability with respect to any breach by Seller of Seller’s statutory obligations regarding security deposits of tenants of the Property occurring or arising prior to closing and Seller shall indemnify, defend, and hold Purchaser harmless from all loss, cost, and expense in connection therewith.

5.3. Seller’s Deliveries. At the Closing (or as otherwise indicated below), Seller shall execute and/or deliver to Purchaser the following:

(i) A special warranty deed conveying fee simple title to the Property, subject only to the Permitted Exceptions, as described on the Survey and Commitment referred to in Section 3.8 above, to Purchaser.

(ii) An assignment of the Leases and other occupancy agreements and all rents due and to become due thereunder with respect to the Property provided, however, that such assignment shall not impose any liability on Purchaser for any default of Seller under the Leases. Seller shall in such assignment indemnify, agree to defend and hold Purchaser harmless from any liability of any kind or nature that shall have accrued under the Leases prior to Closing.

(iii) A bill of sale and assignment covering all of the Personal Property, warranties (specifically including the roof warranty, if any), all intangible rights associated with the Property, including, without limitation, the trade name Cypress Shopping Center, and all claims, guaranties, warranties, indemnifications and all other rights, if any, which Seller may have against suppliers, laborers, materialmen, contractors or subcontractors arising out of the Property and such bill of sale shall warrant title to such Personal Property.

(iv) The Estoppels required satisfying the Estoppel Condition, and, without limiting the Estoppel Condition, at Closing, Seller shall deliver a so-called “Seller Estoppel” as to each of the Leases for which no such estoppel letter has been obtained as of the Closing. Each such “Seller Estoppel” shall be executed by Seller and be in the same form as the estoppel letter form to be delivered by Purchaser to Seller hereunder with the applicable lease information completed therein. Each such “Seller Estoppel” shall survive Closing until Purchaser receives an actual estoppel letter from the applicable tenant.

(v) SNDAs required satisfying the SNDA Condition.

(vi) A current rent roll and current operating statement, each certified by Seller as true, correct, accurate and complete as of the Closing and noting any differences between such rent roll and the then current state of facts with respect to the matters set forth on the Rent Roll attached hereto as Exhibit D, including the name and location of each tenant, the amount of base rent and additional rent then being collected from such tenant and the amount of security deposits, if any, a CAM reconciliation and list of maintenance and contract expenditures, all updated through the Closing Date, each of which shall be attached as exhibits thereto.

(vii) An affidavit stating that Seller is not a “Foreign Person” within the meaning of Internal Revenue Code Section 1445(f)(3) or Purchaser shall be entitled to withhold appropriate amounts as required by the Internal Revenue Code.

(viii) A certificate of Seller indicating that the representations and warranties of Seller set forth in this Agreement and provided herein to be true and correct as of the Closing Date are true and correct or, if there have been changes, describing such changes.

(ix) Evidence that all Contracts have been terminated as of the Closing (other than those Contract, if any, that Purchaser elects to assume at Closing).

(x) On or before two business days after Closing, Seller shall deliver to Purchaser’s offices at Suite 200, 2529 Virginia Beach Boulevard, Virginia Beach, Virginia 23452, all original Leases, lease files, correspondence files and other books and records, keys to all leased premises, security codes, if any, and maintenance agreements(e.g., HVAC maintenance agreement) relating solely to the Property in Seller’s and/or its property and/or asset manager’s possession.

(xi) All existing plans and specifications in Seller’s possession or control relating to the improvements located upon the Property; all licenses and certificates of occupancy in Seller’s possession or such other comparable certificates or documents issued by the appropriate governmental authorities in Seller’s possession with respect to the Property or any part thereof.

(xii) A notice to all tenants of the Property of the change of ownership of the Property and directing that rental and all other payments to be made by such tenants under their Leases shall be paid to Purchaser at an address to be designated by Purchaser in such notice.

(xiii) Such evidence of authority to close the purchase of the Property pursuant to this Agreement as the Escrow Agent reasonably requests.

(xiv) Any and all other items contemplated by the terms of this Agreement or reasonably required by the Escrow Agent.

(xv) The REA Estoppels required satisfying the REA Estoppel Condition.

5.4. Closing Statement. Seller and Purchaser shall execute and deliver to each other a Closing Statement showing the amounts by which the Purchase Price shall have been adjusted, such adjustments to be made as of the date of the Closing, as follows:

(i) Taxes and assessments, special and otherwise, which are a lien against the Property and which are due and payable as of the date of Closing shall be paid (or caused to be paid) by Seller at or prior to Closing. All other liens which encumber the Property as of Closing shall be the sole responsibility of Seller; provided, that, Purchaser may, at its option, pay any such liens and receive full credit against the Purchase Price.

(ii) Current real estate taxes shall be prorated for those taxes which are due and payable during the calendar or other fiscal tax year in which the Closing Date occurs except taxes which are the responsibility of Bi-Lo under the terms of its lease. In the event that as of the Closing Date the actual tax bills for the tax year or years in question are not available and the amount of taxes to be prorated as aforesaid cannot be ascertained, then rates, millages and assessed valuation of the previous year, with known changes, shall be used; and after the Closing occurs and when the actual amount of taxes for the year or years in question shall be determinable, such taxes will be re-prorated between the parties to reflect the actual amount of such taxes. Reimbursements received by Seller or Purchaser of amounts paid and/or due for current real estate taxes shall be prorated between the parties in the manner hereinabove provided for the proration of real estate taxes.

(iii) Seller shall pay all real estate transfer taxes and documentary stamps associated with the conveyance of the Property by Seller to Purchaser.

(iv) Seller shall deliver to Purchaser (or Purchaser shall receive a credit against the Purchase Price in the amount of) all unapplied security deposits provided for under the Leases or the estoppel (including all interest earned thereon if required by applicable laws).

(v) Seller shall pay all water, sewer, and utility charges, common area maintenance charges, and other operating expenditures through Closing, and receive a credit for such charges applicable to periods after the Closing. If final readings have not been taken, estimated charges based on the most recent statements received shall be prorated between the parties, and post-closing adjustments shall be made when the actual billings are received or an escrow shall be established to provide for payment of utility and other maintenance payables.

(vi) Tenant rentals paid in advance received by Seller prior to Closing shall be prorated between the parties. If and when Purchaser receives any past due rents, current rents or other charges owing with respect to periods before the Closing date, Purchaser shall be entitled to apply such sums to current rent and other charges, and shall remit any excess sums allocable to periods prior to the date of Closing to Seller. Purchaser shall have no obligation to pursue collection of any delinquent amounts owing as of Closing to Seller from any of the tenants of the Property. After Closing, Seller shall not pursue any remedies against any tenant at the Property.

(vii) All utilities, operating expenses and other apportionable income and expenses paid or payable by Seller, including without limitation, Common Area Maintenance charges due under the Leases (collectively “CAM Charges”), shall be apportioned pro rata on a per diem basis as of 12:01 A.M. on the date of Closing. Seller shall use its best efforts to cause any and all public utilities serving the Property to issue final bills to Seller on the basis of readings made as of Closing and all such bills shall be paid by Seller. At Closing, Purchaser and Seller shall perform a final reconciliation of the CAM Charges due under the Leases for the calendar year up to the date of Closing (the “Short Year”) as follows: (i) Purchaser shall pay to Seller the amount by which the CAM Charges actually paid by Seller during such Short Year exceed that portion of funds Seller collected from tenants for CAM Charges (which are not otherwise paid directly by such tenants) during the Short Year, or (ii) Seller shall pay to Purchaser the amount by which that portion of funds Seller collected from tenants for CAM Charges (which are not otherwise paid directly by such tenants) during the Short Year exceeds the CAM Charges actually paid by Seller during such Short Year. Seller shall provide all relevant information regarding such reconciliation of the CAM Charges to Purchaser at least ten (10) days prior to Closing.

(viii) At Closing Seller and Purchaser shall enter into an escrow agreement (the “Escrow Agreement”) by which Escrow Agreement Seller shall deposit $92,916.00 into escrow with Escrow Agent. Purchaser shall draw against the Escrow Agreement in the amount of $2,581.00 per month for 36 months beginning one month from Closing. The payments from the Escrow Agreement shall continue until the space now leased to Subway has been leased by Seller prior to Closing or Purchaser after Closing to another tenant or after 36 payments have been paid out of escrow to Purchaser, whichever occurs earlier. The cost of the Escrow Agreement shall be paid by Seller. In the event there are funds remaining in escrow pursuant to the Escrow Agreement when the Subway premises are leased by Seller prior to Closing or Purchaser after Closing to another tenant, the remaining funds shall be paid as follows: (a) if the Subway premises are leased for more than $18.14 per square foot plus $3.98 CAM on an annual basis, then the remaining funds shall be paid to Seller; (b) if the Subway premises are leased for less than $18.14 per square foot plus $3.98 CAM on an annual basis, then funds shall be paid to Purchaser which will, when added to the rent paid by the new tenant of the Subway premises, equal $18.14 per square foot plus $3.98 CAM on an annual basis for the remainder of the 36 months, and after such payment to Purchaser the remaining funds shall be paid to Seller.

6.	REPRESENTATIONS AND WARRANTIES

Seller represents and warrants as follows, and shall indemnify Purchaser against any liability and expense, including attorneys’ fees, incurred by Purchaser due to any of the following being materially untrue or inaccurate:

6.1 Contracts. The Contracts are the only agreements, contracts, and/or understandings relating to the operation and maintenance of the Property and Seller has not contracted for any services or employment and has made no commitments or obligations therefor which will bind Purchaser as a successor in interest with respect to the Property and all of the Contracts are terminable by Seller prior to Closing.

6.2 Rent Roll. The Rent Roll is a true and correct list of all of the Leases presently in force and affecting the Property and truly, accurately, fully and completely sets forth the information to be contained therein, including the lease term, rental, and common area and tax reimbursement information noted thereon; no amendment, modification or supplement of any kind of any of such Leases exists other than as specified thereon; and all rental and other payments due under the Leases as of the Effective Date has been paid in full, except as noted thereon.

6.3 Concessions and Commissions. Except as stated in the tenant leases, no tenants of the Property are entitled to any concessions, rebates, allowances, or free rent for any period after the Closing and none of the Leases or other instrument that will be assigned to Purchaser at Closing provide for commissions payable by the owner of the Property that have not yet been paid by Seller.

6.4 Leases. The Leases delivered to Purchaser by Seller with Seller’s Documents (or prior thereto) are all of the lease documents and/or occupancy agreements with respect to the Property and are true, accurate and complete copies of the Leases and there are no oral understandings or side agreements with any tenant of the Property that has not been reduced to a writing and which is not set forth among the Leases.

6.5 Violation Notices. Seller has not received any notice and has no actual knowledge of or information as to (i) any violation by Seller of any laws, zoning ordinances or building rules or regulations affecting the Property, including health, fire and building codes and the Americans with Disabilities Act, or (ii) any existing or threatened condemnation or other legal action of any kind involving the Property.

6.6 Current Licenses. Seller shall provide copies to Purchaser of all licenses needed for the operation of the Property to the extent in the possession of Seller. In the event Seller does not possess any such licenses, Seller shall cooperate with Purchaser in an effort to obtain the licenses.

6.7 Compliance with Laws. To the best of Seller’s knowledge, (i) the buildings, structures and improvements on the Property were not constructed pursuant to any special exception to or variance from applicable zoning and building laws; (ii) the parking servicing the Property (all of which is located upon the Property) complies with the requirements of all Leases and with all applicable statutes, ordinances, rules and regulations; (iii) all required permits and approvals, including environmental approvals and permits, necessary for the operation of the Property as a shopping center have been obtained and all improvements are in conformity with all applicable governmental and other legal requirements including health, fire and building codes and the Americans with Disabilities Act.

6.8 Environmental Matters. Other than when Bi-Lo and Spinx operated an adjoining parcel of property currently owned by McDonald’s which was formerly a part of the Property as a gas station, Seller warrants and represents that, to the best of its knowledge, the Property is not now and have not ever been used for the purpose of disposal of, refining, generating, manufacturing, producing, storing, handling, treating, transferring, releasing, processing or transporting any petroleum, petroleum derived products and/or hazardous waste or hazardous substance and/or toxic waste or toxic substance, as such terms are defined in the Resource Conservation and Recovery Act of 1976, 42 USC 6901 et seq., as amended, the Comprehensive Environmental Response Compensation and Liability Act of 1980, 42 USC 9601 et seq., or the Superfund Amendments and Reauthorization Act, Public Law 99-499, as amended, or any other applicable federal, state or local environmental law, regulation, code or ordinance, to the best of its knowledge, there are no pollutants, contaminants or hazardous or toxic wastes, substances or materials present (except those which occur solely due to their natural presence in the Property) in, on or under the Property, to the best of its knowledge, the Property does not contain any underground storage tanks in, on or under the surface of any portion thereof and, to the best of its knowledge, the Property is free from all asbestos, petroleum, petroleum derived products and other hazardous materials in excess of lawful limits.

6.9 Employees. Seller has no employees at the Property and is not a party to any collective bargaining agreement, and neither Seller nor any of its affiliates (as described in Section 414(b), (c) and (m) of the Internal Revenue Code) has incurred any liability which could subject Purchaser or any asset to be acquired by Purchaser pursuant to this Agreement to any lien or material liability under Sections 302(f), 4062, 4063, 4064, 4201 or 4301(b) of the Employee Retirement Income Security Act of 1974, as amended, or Section 401(a) (29) or 412 of the Internal Revenue Code.

6.10 Authority. The entities comprising the Seller are together the sole owners of the Property and have the right to execute this Agreement and to sell the Property without obtaining the consent, approval, release, or signature of any other party. The signatories hereto on behalf of each entity comprising the Seller have been duly authorized to execute and deliver this Agreement and to bind each entity comprising the Seller hereto. Each entity comprising the Seller has full power to consummate the transaction described in this Agreement, the execution and delivery of this Agreement by such entity and the consummation by such entity of the transactions described herein has been duly and validly authorized by all necessary action and the observance of all required formalities on the part of such entity such that this Agreement constitutes a valid and legally binding obligation of each entity comprising the Seller, enforceable against each such entity in accordance with its terms. Neither the execution and delivery of this Agreement nor the consummation by any entity comprising the Seller of the transaction contemplated hereby will (i) conflict with or result in a breach of or default under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which entity is a party or by which it or the Property is bound, or (ii) violate any order, injunction, decree, statute, rule or regulation applicable to such entity or the Property.

6.11 Occupancy. Seller has no knowledge that any Major Tenant intends to cease operations from the Property or that it intends to file for bankruptcy protection from its creditors. To the extent Seller obtains such knowledge during the term of this Agreement prior to Closing, Seller shall promptly inform Purchaser of the same, failing of which, the same shall be deemed a breach of the foregoing representations and warranties and a default under this Agreement.

6.12 Patriot Act. Neither Seller nor any person, group, entity or nation that Seller is acting, directly or indirectly for, or on behalf of, is named by any Executive Order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or is otherwise a banned or blocked person, group, entity, or nation pursuant to any Law that is enforced or administered by the Office of Foreign Assets Control, and Seller is not engaging in the transaction contemplated hereby, directly or indirectly, on behalf of, or instigating or facilitating the same, directly or indirectly, on behalf of, any such person, group, entity or nation. Seller is not engaging in such transaction, directly or indirectly, in violation of any Laws relating to drug trafficking, money laundering or predicate crimes to money laundering. The investment of direct or indirect equity owners in Seller is not prohibited by applicable law and neither the transaction contemplated hereby nor this Agreement is or will be in violation of applicable law. Seller has and will continue to implement procedures, and has consistently and will continue consistently to apply those procedures, to ensure the foregoing representations and warranties remain true and correct at all times prior to Closing.

6.13 Seller represents and warrants that to the best of Seller’s knowledge, the Seller’s Documents prepared by Seller are true, accurate and complete in all material respects; and, with respect to Seller’s Documents prepared by third parties, Seller has no knowledge that such documents contain any incomplete, inaccurate or misleading information.

6.14 Definitions of “Knowledge” and “Belief.” When reference is made in this Article 6 and elsewhere herein to Seller’s “knowledge” or “belief”, such terms shall include only the current actual knowledge of Ted Siachos (who shall have no personal liability with respect to any such matters) and shall not be deemed to imply that Seller or Ted Siachos has conducted any inquiry or investigation with respect to the subject matter of any representation or warranty that is so qualified. Purchaser agrees that Seller has no duty of inquiry or investigation to make any such representation or warranty and Seller shall have no liability to Purchaser for failing to discover whether a condition as to which such a qualified representation or warranty is made is true or exists, regardless of the level of effort or expense required to make such an inquiry.

6.15 Insurable Title. The title to the Property is, and at Closing will be, insurable at standard title insurance company rates at the title company and in fact, free and clear of all liens, encumbrances or leases, except the Leases and those matters to be removed at or prior to Closing and the Permitted Exceptions. To the best knowledge of Seller, there are no title conditions adversely affecting title insurability and there are no encroachments of the improvements upon any adjoining property or public right of way. All individual parcels of real property constituting the Property are contiguous and the Property is free of gaps or gores.

7.	“AS IS” PURCHASE

Other than as expressly provided herein, in the event of Closing, Purchaser shall accept the Property in its then “As-Is, Where-Is” physical condition with “all faults,” and Purchaser shall be deemed to have released, discharged and acquitted Seller from any and all claims or causes of action relating to the Property, including such physical condition, whenever discovered.

8.	NO ASSUMPTION OF LIABILITIES

The parties acknowledge that the purchase and sale of the Property involves only the purchase and sale of the Property and that Seller is not selling a business nor do the parties intend that Purchaser be deemed a successor of Seller with respect to any liabilities of Seller to any third parties other than the tenants under the Leases. Accordingly, Purchaser shall neither assume nor be liable for the Seller Debts or any of the debts, liabilities, taxes or obligations of, or claims against any other person or entity, of any kind or nature, whether existing now, upon Closing or at any time thereafter, which shall be solely those of Seller, and Seller hereby agrees to indemnify Purchaser against any liability with respect thereto.

9.	DEFAULT

9.1. If Purchaser defaults in the performance of any of its obligations and/or covenants hereunder for in excess of 10 days after written notice thereof to Purchaser, provided that Seller is not then in default hereunder, Seller’s sole and exclusive remedy shall be to terminate this Agreement, in which event (i) this Agreement shall terminate and be of no further force or effect, and (ii) the Deposit shall be delivered to Seller as liquidated damages. However, Seller may not enforce such remedy against Purchaser (a) if Seller is in default under this Agreement, or (b) unless Purchaser fails to cure such default within 10 days after receipt of written notice from Seller specifying that Purchaser is in default.

9.2. If Seller defaults in the performance of any of its obligations and/or covenants hereunder for in excess of 10 days after written notice thereof to Seller (provided that, such 10 day cure period shall be inapplicable in the event of a default hereunder involving a breach of any of the Representations), provided that Purchaser is not then in default hereunder, Purchaser shall have all remedies available at law or equity.

10.	CASUALTY

At all times until the Closing has been consummated, Seller shall maintain in full force and effect casualty and liability insurance on or with respect to the Property, it being understood and agreed that all risk of loss with respect to the Property shall remain with Seller through Closing. In the event that prior to the Closing Date, the Improvements on the Property are damaged, destroyed, or rendered unusable, in whole or in part, by fire, or other cause (“Casualty”), then the Purchaser may terminate this Agreement by notice to the Seller within ten (10) days of Purchaser’s receipt of Seller’s notice of such damage or proceeding, in which case the Deposit shall be refunded to Purchaser, and thereafter neither party shall have any further obligation or liability to the other by virtue of this Agreement, except as otherwise expressly provided herein.

11.	CONDEMNATION

If notice of any action, suit or proceeding shall be given prior to Closing for the purpose of condemning any part of the Property, and as a result thereof any of the tenants of the Property have the right to terminate their Leases, and/or any action, suit or proceeding shall be given prior to Closing for the purpose of condemning any portion of the parking areas of the Property, and/or in the event that any of the vehicular access points into the Property shall be impeded in any material way either through the condemnation (or the tendering of a deed in lieu thereof) of any such access points or through the closure or material reduction in the utility of any of the roadways adjoining the Property or in proximity to the Property (e.g., the reduction of the number of lanes within a roadway servicing the Property or the actual closure of any such roadway), then Purchaser may terminate this Agreement within 15 days after receiving notice of such casualty upon notice to Seller, in which event (i) this Agreement shall terminate and be of no further force or effect, (ii) the Deposit shall be returned to Purchaser, and (iii) neither party shall have any further liability or obligation hereunder; but if Purchaser does not elect to terminate this Agreement, then in the event of Closing, the proceeds of such condemnation shall be assigned and shall belong to Purchaser.

12.	BROKER

The Seller and Purchaser represent and warrant each to the other that neither the Seller nor the Purchaser has dealt or consulted with any real estate broker in connection with the transaction contemplated by this Agreement other than NAI Earle Furman, LLC (Seller’s Agent) and Palmstar Global, LLC (Purchaser’s Agent). Seller shall pay a two and one-half percent (2.50%) commission at Closing per a separate agreement which shall be split as follows: one and one-half percent (1.50%) commission to NAI Earle Furman, LLC and one percent (1.00%) commission to Palmstar Global, LLC. Purchaser shall pay 0.5% commission to Palmstar Global, LLC at Closing per a separate agreement. Without limiting the effect of the foregoing, Seller hereby agrees to indemnify and hold Purchaser harmless from any claim or demand made by any real estate broker or agent claiming to have dealt or consulted with Seller contrary to the foregoing representation of this Agreement, and the closing of the transaction contemplated hereunder. Similarly, Purchaser hereby agrees to indemnify and hold Seller harmless against any claims or demands made by any real estate broker or agent other than those previously described herein claiming to have dealt or consulted with Purchaser contrary to the foregoing representation of this Agreement and the closing of the transaction contemplated hereunder.

13.	NOTICES

Notices shall be deemed given hereunder upon personal delivery, upon depositing any such notice with postage prepaid in a United States mailbox if sent via certified mail, return receipt requested, upon depositing any such notice in the custody of a nationally recognized overnight delivery service or upon telecopy or electronic mail if a copy thereof is simultaneously sent via one of the other methods of delivery. Notices may be given by and/or to counsel for the parties. Notices shall be deemed properly addressed if sent to the following addresses:

If to Seller:	Cypress Properties I, LLC Cypress Properties II, LLC M & T Enterprises, Inc. PO Box 26522 Greenville, South Carolina 29606 Attn: Theodore Siachos
Phone:
Fax:
email:

With a copy to (sent simultaneously via the same method of delivery):	Randall S. Hiller, P.A. PO Box 1716 Greenville, South Carolina 29602 Phone: (864) 232-0026 Fax: (864) 242-4692 email: rsh@rshpa.org

With a copy to (sent simultaneously via the same method of delivery):	NAI Earle Furman, LLC 101 E. Washington Street, Suite 400 Greenville, South Carolina 29601 Attn: J. Peter Couchell, CCIM Phone: (864) 232-9040 Fax: (864) 235-4300 email: couchell@naief.com

If to Purchaser:	Wheeler Interests, LLC Suite 200 2529 Virginia Beach Boulevard Virginia Beach, Virginia 23452 Attn: Dave Kelly Phone: 757.627.9088 Fax: 757.627.9081 dkelly@WHLR.us

With a copy to (sent simultaneously via the same method of delivery):	Stuart A. Pleasants, attorney at law Suite 101 2529 Virginia Beach Boulevard Virginia Beach, Virginia 23452 Phone: 757.275.7634 Fax: 757.627.9081 Email: stuartpleasants@verizon.net

14.	1031 EXCHANGE

In the event that either party shall be using the transaction contemplated hereby as part of an exchange of like kind property pursuant to Section 1031 of the Internal Revenue Code, the other party shall cooperate in connection therewith by executing and delivering such documents and instruments as may be reasonably required in order to accomplish any such like kind exchange, provided that, the party so cooperating shall not be required to bear any costs or expenses or take on any liability in connection therewith and the party effecting such exchange shall pay the costs and expenses, including legal fees and costs, of the cooperating party incurred in connection with such cooperation.

15.	MISCELLANEOUS

15.1. Amendment. This Agreement cannot be modified except by a written instrument signed by the parties.

15.2. Beneficiaries. This Agreement shall be binding upon and shall inure to the benefit of Seller and Purchaser and their respective heirs, personal representatives, successors, assigns and transferees. Purchaser shall have the express right to assign its interest in this Agreement to any entity owned or controlled, in whole or in part, directly or indirectly, by the principals of Purchaser. Purchaser shall supply Seller with reasonable advance notice of any such assignment and, notwithstanding any such assignment, Purchaser shall remain obligated to fulfill, or to cause to be fulfilled, all of its liabilities and obligations hereunder. This Agreement confers no rights or remedies on any third party.

15.3. Consents and Approvals. If an action by any party requires the consent or approval of another party, that consent or approval shall be given, if at all, in writing, and any consent or approval given in one instance shall not be deemed a consent or approval in any other instance.

15.4. Construction. Any list of examples set forth in this Agreement shall be deemed to be illustrative, not exhaustive, unless explicitly specified otherwise. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. The use of the neuter singular pronoun to refer to any party shall be a proper reference even though that party may be an individual, a business entity, or a group of two or more individuals or business entities. All attachments referenced within the Agreement shall be deemed incorporated in the Agreement by such reference.

15.5. Counterparts. This Agreement may be signed in one or more counterparts, which together shall constitute one and the same instrument. Signatures shall be binding on the signer when delivered, regardless of whether delivery is in hard copy or by electronic means.

15.6. Entire Agreement. This Agreement and the exhibits attached hereto sets forth fully and completely the agreement between the parties in connection with this transaction, there are no written or oral agreements between the parties relating to this transaction that are not expressly set forth herein and this Agreement supersedes all prior oral or written agreements relating to this transaction.

15.7. Equal Participation. Seller and Purchaser have participated equally in the preparation of this Agreement, and, therefore, this Agreement shall not be construed in favor of or against any party to this Agreement.

15.8. Extension for Non-Business Days. To the extent a time period set forth in this Agreement expires on a Saturday, Sunday or State or Federal holiday, then such time period shall expire on the next day which is not a Saturday, Sunday or State or Federal holiday.

15.9. Governing Law. This Agreement shall be governed and construed in accordance with the substantive and procedural laws of the State in which the Property is located without regard to conflict of law principles.

15.10. Headings. The titles and headings in this Agreement are provided as a matter of convenience only and shall not be understood to define, limit, construe, or describe the scope or intent of any provision of this Agreement.

15.11. Indemnification. Intentionally Deleted.

15.12. Legal Fees. In the event of any litigation relating to this Agreement, the prevailing party shall be entitled to recover from the losing party its actual costs and expenses of the litigation, including reasonable attorneys’ fees.

15.13. Severability. If any provisions of this Agreement shall be determined to be illegal or unenforceable, such determination shall not affect any other provisions of this Agreement, and all other provisions shall remain in full force and effect.

15.14. Waivers. A waiver by any party of a performance obligation or default under any provision of this Agreement shall not be deemed (i) a waiver of a further obligation or default under the same provision or (ii) a waiver of an obligation or default under any other provision.

15.15. Further Covenant. Seller shall advise Purchaser of any knowledge Seller has or comes into with respect to a Material Adverse Change to the Property prior to Closing, including, but not limited to, one or more Major Tenants ceasing operations from the Property and/or terminating their Leases, failing of which, the same shall be deemed a breach of a warranty and representation without the ability in Seller to cure the same and thereafter, Purchaser shall have the right, upon notice thereof to Seller on or prior to Closing, to terminate this Agreement and thereupon to receive an immediate refund of the Deposit, and neither party shall thereafter have any further liability or obligation hereunder except for such liabilities and obligations that are expressly stated herein to survive termination of this Agreement.

15.16. Survival of Covenants. All covenants, representations and warranties made by Seller and Purchaser shall survive the Closing for a period of one (1) year after Closing. All such covenants, representations and warranties made by Seller or Purchaser shall be true, bona fide and accurate as of Closing, notwithstanding the fact that any of the covenants, representations and warranties by the language used in this Agreement or therein may refer to a state of facts as of a date prior to the Closing Date and not as of the Closing Date.

[Balance of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the parties hereto have executed this Purchase and Sale Agreement.

Cypress Properties I, LLC, a South Carolina limited liability company, Cypress Properties II, LLC, a South Carolina limited liability company and M & T Enterprises, Inc., a South Carolina corporation

By:	/s/ Ted Siachos
	Name:	Ted Siachos
	Its:	Managing Member
“Seller”

WHEELER INTERESTS, LLC
A Virginia limited liability company

By:	/s/ Jon S. Wheeler
	Name:	Jon S. Wheeler
	Its:	Manager
“Purchaser”

Exhibit List:

A	-	Legal Description of Property
B	-	Contracts
C	-	Personal Property
D	-	Rent Roll
E	-	Seller’s Documents
F	-	Estoppel Form